Conformed Copy

                            DATED 12th February, 1998








                      THE GENERAL ELECTRIC COMPANY, P.L.C.
                                (the Covenantor)

                                       and

                              MITEL TELECOM LIMITED
                                 (the Purchaser)









                            -------------------------

                              DEED OF TAX COVENANT

                            -------------------------








                                Slaughter and May
                              35 Basinghall Street
                                 London EC2V 5DB
                                   (GJA/WNCW)


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                                    CONTENTS

                                                                            Page
                                                                            ----

 1. INTERPRETATION                                                             1

 2. COVENANT                                                                   8

 3. LIMITS ON CLAUSE 2                                                         9

 4. EXCLUSIONS                                                                11

 5. MITIGATION                                                                11

 6. PAYMENT FOR GROUP RELIEF                                                  12

 7. OVER-PROVISIONS, RELIEFS, ETC                                             13

 8. RECOVERY FROM OTHER PERSONS                                               14

 9. CLAIMS PROCEDURE                                                          14

10. TAX RETURNS                                                               15

11. DUE DATE OF PAYMENT                                                       16

12. DEDUCTIONS FROM PAYMENTS, ETC                                             17

13. SURRENDER OF GROUP RELIEF                                                 18

14. COUNTER COVENANT                                                          19

15. DEEMED END OF ACCOUNTING PERIOD                                           21

16. VAT                                                                       21

17. REMEDIES AND WAIVERS                                                      21

18. ASSIGNMENT                                                                22

19. FURTHER ASSURANCE                                                         23

20. NOTICES                                                                   23

21. COUNTERPARTS                                                              24

22. TIME OF ESSENCE                                                           24

23. INVALIDITY                                                                24

24. GOVERNING LAW                                                             24

25. JURISDICTION                                                              24

THIS DEED OF TAX COVENANT is made on the 12th day of February, 1998

BETWEEN: -

(1) THE GENERAL ELECTRIC COMPANY, p.l.c.(registered in England No. 67307), having its registered office at 1 Stanhope Gate, London W1A 1EH (the "Covenantor"); and

(2) MITEL TELECOM LIMITED (registered in England No. 1309629), having its registered office at Portskewett, Gwent NP6 4YR(the "Purchaser").

NOW THIS DEED WITNESSES as follows:-

1.   INTERPRETATION

In this deed of covenant:-

     (i)  the following expressions shall have the following meanings:-

          "Accounts"                    means, in relation to each Group
                                        Company, its audited balance sheet and
                                        profit and loss account drawn up as at
                                        the Accounts Date;

          "Accounts Date"               means 31st March, 1997;

          "Agreement"                   means the agreement for the sale and
                                        purchase of the Shares (as therein
                                        defined) made between the Covenantor and the Purchaser;

          "Business Day"                means a day (other than a Saturday or a
                                        Sunday) on which banks are open for
                                        business in London;

          "Claim" means the issue of any notice, Tax Assessment, letter or other document by or on behalf of any Tax Authority or the taking of any other action by or on behalf of any Tax Authority from which notice, letter, document or action it appears either that a Tax Liability is to be or has been imposed on a Group Company or, in the context of clause 14 (Counter Covenant), that a liability or increased liability to Tax is to be or has been imposed on the Covenantor and/or any of its subsidiaries;

          "Completion"                  means completion of the sale and
                                        purchase of the Shares under the
                                        Agreement;

          "Covenantor's Group"          means The General Electric Company,
                                        p.l.c. and all its subsidiaries or
                                        subsidiary undertakings from time to
                                        time other than the Group Companies;

          "Distribution"                has the meaning given in paragraph
                                        (iii)(c);

          "Event"                       includes (without limitation):-

                                        (a) any transaction, act or omission
                                            (whether or not a Group Company is a
                                            party to it);

                                        (b) the actual or deemed earning,
                                            receipt or accrual for any Tax
                                            purpose of any Income, Profits or
                                            Gains;

                                        (c) the incurring for any Tax purpose of
                                            any loss or expenditure;

                                        (d) the declaration, payment or making
                                            of any Distribution;

                                        (e) the sale and purchase of the Shares
                                            pursuant to the Agreement; and

                                        (f) Completion;

          "Group"                       has the meaning given to it in the
                                        Agreement;

          "Group Company"               has the meaning given to it in the
                                        Agreement;

          "Group Relief"                means any loss, allowance or other
                                        amount eligible for surrender by way of
                                        group relief in accordance with the
                                        provisions contained in sections 402 to
                                        413 ICTA and any advance corporation tax eligible for surrender in accordance with section 240 ICTA;

          "ICTA"                        means the Income and Corporation Taxes
                                        Act 1988;

          "Income, Profits or Gains"    has the meaning given in paragraph
                                        (iii)(a);

          "Marconi SA"                  has the meaning given to it in the
                                        Agreement;

          "Plessey"                     means Plessey Semiconductors Limited,
                                        registered in England No. 705031 and
                                        having its registered office at Cheney
                                        Manor, Swindon, Wiltshire SN2 2QW;

          "Proceedings"                 means any proceeding, suit or action
                                        arising out of or in connection with
                                        this deed;

          "Purchaser's Tax Relief"      means any Relief arising after
                                        Completion and any Relief which was
                                        treated as an asset of a Group Company
                                        in preparing the Accounts (including any Relief which has been taken into account in computing any provision for deferred
                                        Tax which appears in the Accounts or
                                        which would have appeared in the
                                        Accounts but for the assumed
                                        availability of such Relief);

          "Relief" means any relief, allowance or credit in respect of any Tax, any deduction in computing Income, Profits or Gains for the purposes of any Tax and any right to repayment of Tax;

          "Severance Date"              has the meaning given to it in clause 16
                                        (VAT);

          "Shares"                      has the meaning given to it in the
                                        Agreement;

          "Tax"                         means: -

                                        (a) within the United Kingdom, all forms
                                            of tax, duty, rate, levy, related
                                            charge or other imposition or
                                            withholding whatever and by whatever
                                            authority imposed and includes
                                            (without limitation) income tax
                                            (including income tax required to be
                                            deducted or withheld from or
                                            accounted for in respect of any
                                            payment), corporation tax, advance
                                            corporation tax, capital gains tax,
                                            capital transfer tax, inheritance
                                            tax, petroleum revenue tax, value
                                            added tax, customs duties, excise
                                            duties, lottery duty, air passenger
                                            duty, insurance premium tax, rates
                                            (including the uniform business
                                            rate), stamp duty reserve tax,
                                            national insurance and other similar
                                            contributions, any liability arising
                                            under section 419, section 601 or
                                            section 703
                                            of ICTA and any other taxes, duties,
                                            rates, levies, charges, imposts or
                                            withholdings corresponding to,
                                            similar to, replaced by or replacing
                                            any of them, together with any
                                            interest, penalty or fine in
                                            connection with any Tax; and

                                        (b) outside the United Kingdom, all
                                            forms of tax, levy, duty, impost,
                                            deduction, withholding or related
                                            charge of any nature whatsoever,
                                            including (without limitation) taxes
                                            on gross or net Income, Profits or
                                            Gains and taxes on receipts, sales,
                                            use, capital, business, property,
                                            consumption, transfer, occupation,
                                            franchise, value added and personal
                                            property, together with all
                                            penalties, charges and interest
                                            relating to any of them,

                                        regardless (in either case) of whether
                                        any such taxes, levies, duties, rates,
                                        imposts, charges, withholdings,
                                        penalties, fines and interest are
                                        chargeable directly or primarily against or attributable directly or primarily to a Group Company or any other person and of whether any amount in respect of any of them is recoverable from any other person as mentioned in clause 8 (Recovery from Other Persons);

          "Tax Assessment"              means any assessment, demand or other
                                        similar formal notice of a Tax Liability issued by or on behalf of any Tax
                                        Authority by virtue of which a Group
                                        Company or, in the context of clause 14
                                        (Counter Covenant), the Covenantor or
                                        any of its subsidiaries, either is
                                        liable to make a payment of Tax or will, with the passing of time, become so liable (in the absence of any successful application to postpone any such payment);

          "Tax Authority"               means any taxing or other authority
                                        (whether within or outside the United
                                        Kingdom) competent to impose any Tax
                                        Liability;

          "Tax Liability"               has the meaning given in paragraph
                                        (ii)(a);

          "Transfer Pricing Adjustment" means any allocation, reallocation, apportionment, distribution or
                                        redistribution of price, gross or net
                                        income, costs, expenses, deductions,
                                        credits or allowances or the
                                        redetermination or recharacterisation of any feature of any transaction by a Tax Authority in respect of a transaction between a Group Company and any other Group Company or any member of the Covenantor's Group in order to reflect the terms, conditions and arrangements which would have prevailed or been made if the parties to the transaction had been independent persons dealing at arm's length;

          "VAT" means the tax imposed by the Sixth Council Directive of the European Communities;

          "VATA"                        means the Value Added Tax Act 1994;

          "VAT Group"                   means any group of companies for the
                                        purposes of section 43 VATA of which a
                                        Group Company is or has been a member on or before Completion; and

          "Working Hours"               means 9.30 a.m. to 5.30 p.m. on a
                                        Business Day;

     (ii) (a) references to any "Tax Liability" of a Group Company shall mean any such liability, inability or charge as is mentioned in clause 2(i) to clause 2(iv) and also:

               (A) any other liability of a Group Company to make a payment in respect of Tax (whether or not that company is primarily so liable and whether or not that company has any right of recovery from any other person);

               (B) the failure to obtain the benefit of any repayment of Tax which has been taken into account or otherwise assumed to be available in the preparation of the Accounts;

               (C) the utilisation of a Purchaser's Tax Relief in circumstances where, but for such utilisation, any such liability to Tax as is mentioned in (A) above would have arisen in respect of which the Purchaser would have been able to make a claim under this deed;

               (D) the loss of a Purchaser's Tax Relief (other than a Relief arising after Completion); and

               (E) any liability to repay the whole or any part of any payment received or receivable by a Group Company in respect of a surrender of Group Relief made before Completion;

               and references to an "'A' Tax Liability", a "'B' Tax Liability" (and so on) shall be construed accordingly; and

          (b) in any case falling within sub-paragraph (a) of this paragraph, the amount that is to be treated for the purposes of this deed as a Tax Liability of the relevant Group Company shall be determined as follows:-

               (1) in respect of an 'A' Tax Liability, the amount of the relevant payment which a Group Company is liable to make;

               (2) in respect of a 'B' Tax Liability, the amount of the relevant repayment the benefit of which is not obtained;

               (3) in respect of a 'C' Tax Liability, the amount by which a Tax Liability is reduced by means of the relevant utilisation of a Purchaser's Tax Relief;

               (4) in respect of a 'D' Tax Liability, the amount of Tax payable (if any) which would not have been payable had there been no loss of the relevant Purchaser's Tax Relief; and

               (5) in respect of an 'E' Tax Liability, the amount of the repayment which a Group Company is liable to make;

     (iii) references to:-

          (a) "Income, Profits or Gains" shall include development value and any other standard or measure for the purposes of any Tax and shall also include any income, profits or gains which are deemed to be earned, accrued or received for the purposes of any Tax;

          (b) Income, Profits or Gains (as defined in sub-paragraph (a) of this paragraph) as being earned, accrued or received on or before a particular date or in respect of a particular period shall mean Income, Profits or Gains which are regarded as having been, or are deemed to have been, earned, accrued or received on or before that date or in respect of that period for the purposes of any Tax;

          (c) any "Distribution" shall include anything which is, or is deemed to be, a dividend or distribution for the purposes of any Tax and shall also include any other Event which gives rise to an obligation to account for advance corporation tax or amounts corresponding to or similar to advance corporation tax;

          (d) any Distribution as occurring on or before a particular date shall include any Distribution which has fallen due to be made on or before that date for the purposes of any Tax; and

          (e) any "subsidiary of the Covenantor" shall mean any company of which the Covenantor has control for the purposes of section 416 ICTA; and

     (iv) unless otherwise specified:-

          (a) references to clauses, sub-clauses, paragraphs and sub-paragraphs are to clauses, sub-clauses, paragraphs and sub-paragraphs of this deed;

          (b) a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

          (c) references to a "person" shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality);

          (d) references to a "company" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

          (e) the expression "body corporate" shall have the meaning given in the Companies Act 1985;

          (f) references to writing shall include any modes of reproducing words in a legible and non-transitory form;

          (g) references to times of the day are to London (United Kingdom) time;

          (h) headings to clauses and the schedule are for convenience only and do not affect the interpretation of this deed;

          (i) references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term; and

          (j) (1) the rule known as the ejusdem generis rule shall not apply and accordingly general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

               (2) general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

2.   COVENANT

Subject to the provisions of this deed, the Covenantor hereby covenants with the Purchaser to pay to the Purchaser (so far as possible by way of repayment of the consideration paid under the Agreement for the Shares) an amount calculated in accordance with clause 1(ii)(b) in respect of any Tax Liability of a Group Company (including a Tax Liability resulting from a Transfer Pricing Adjustment) which has arisen or may arise in consequence of or in connection with any Event which occurred or is deemed to occur on or before Completion, whether or not that Tax Liability has been discharged on or before Completion save to the extent that such discharge is taken into account in the Accounts, and also an amount equal to any of the following:

     (i) (for the avoidance of doubt) any liability or increased liability to Tax of a Group Company which is chargeable directly or primarily against or attributable directly or primarily to any company, not being a Group Company, that may be treated for the purposes of any Tax as being, or as having at any time been, either a member of the same group of companies as the Covenantor or otherwise associated with the Covenantor (a "Relevant Company"), and which arises as a result of the failure of any Relevant Company to discharge that liability or increased liability; or

     (ii) any liability of a Group Company to account for VAT on supplies made by another member of the VAT Group (not being a Group Company) before the Severance Date, and any inability of a Group Company to claim any credit or deduction for any amounts in respect of VAT incurred on supplies made to that Group Company in the period (if any) between Completion and the Severance Date to which that Group Company would have been entitled had it not continued to be a member of the VAT Group in that period;

    (iii) any liability of Plessey or Marconi SA to account for VAT in respect of supplies made between them in the period between the Accounts Date and Completion, including any related interest, fine or penalty but taking into account any corresponding benefit accruing to the recipient of the supply;

     (iv) any stamp duty which is charged on any document to which a Group Company has become a party before Completion and by virtue of which any Group Company has any right material to the business of that Group Company, in circumstances where:-

          (a) the production of that document is required by the Inland Revenue; or

          (b) that document must be produced before a registrar or other person performing the functions of a registrar in order to establish the title of a Group Company to any asset; or

          (c) that document is to be given in evidence in civil proceedings in the United Kingdom,

          together with any interest, fine or penalty relating to any stamp duty so charged; or

     (v) any out-of-pocket legal and accounting costs and expenses reasonably and properly incurred by the Purchaser and/or a Group Company in connection either with any such Tax Liability, other liability, inability or charge to stamp duty as is mentioned in this clause or with any Claim therefor, or in taking or defending any action under this deed or pursuant to clause 5 (Mitigation) or clause 6 (Payment for Group Relief).

3.   LIMITS ON CLAUSE 2

The covenant given in clause 2 (Covenant) shall not cover any Tax Liability of any Group Company:-

     (i) to the extent that provision or reserve in respect of that Tax Liability was made in the Accounts; or

     (ii) to the extent that that Tax Liability (not being such a liability, inability or charge as is mentioned in clause 2(i) to clause 2(iv) nor a Tax Liability resulting from a Transfer Pricing Adjustment) would not have arisen but for an Event occurring in the ordinary course of business of the relevant Group Company in the period between the Accounts Date and Completion; or

    (iii) to the extent that that Tax Liability arises or is increased as a result only of any increase in rates of Tax or any change in law or practice or any withdrawal of any extra-statutory concession by a Tax Authority or any change in accountancy practice or principles generally accepted in the relevant jurisdiction, being an increase, withdrawal or change made, in any such case, after Completion with retrospective effect; or

     (iv) to the extent that that Tax Liability would not have arisen but for a voluntary transaction, action or omission carried out or effected by a Group Company at any time after Completion, other than any such transaction, action or omission:-

          (a) carried out or effected under a legally binding commitment created on or before Completion; or

          (b) carried out or effected in the ordinary course of the trade carried on by the relevant Group Company as at Completion; or

          (c) involving the proper disclosure to a Tax Authority of any matter which the Purchaser reasonably considers to be relevant to the calculation of a liability to Tax; or

     (v) to the extent that that Tax Liability would not have arisen or would have been reduced but for a failure or omission on the part of the Purchaser and/or a Group Company after Completion to make any election or claim any Relief, the making or claiming of which was taken into account in computing the provision or reserve for Tax in the Accounts; or

     (vi) to the extent that that Tax Liability arises by reason of a voluntary disclaimer by a Group Company after Completion of the whole or part of any allowance (not being a Purchaser's Tax Relief) to which it is entitled under Part II of the Capital Allowances Act 1990 or by reason of the revocation by a Group Company after Completion of any claim for Relief (not being a Purchaser's Tax Relief) made (whether provisionally or otherwise) by it prior to Completion; or

    (vii) to the extent that that Tax Liability arises as a result of any changes after Completion in the bases, methods or policies of accounting of the Purchaser or a Group Company, save where (in the case of the bases, methods or policies of accounting of a Group Company) such changes are required to conform those bases, methods or policies with generally accepted bases, methods or policies as they apply in the relevant jurisdiction at Completion or where such changes are otherwise required to correct an improper basis, method or policy; or

   (viii) to the extent that that Tax Liability has been made good by insurers or otherwise compensated for without cost to the Purchaser and/or a Group Company; or

     (ix) to the extent that any Income, Profits or Gains to which that Tax Liability is attributable were actually earned and received by a Group Company but were not (in either such case) reflected in the Accounts; or

     (x) to the extent that that Tax Liability arises or is increased as a consequence of any failure by the Purchaser or a Group Company to comply with any of their respective obligations under clauses 5 (Mitigation), 9 (Claims Procedure), 10 (Tax Returns), 13 (Surrender of Group Relief) or 14 (Counter Covenant); or

     (xi) to the extent that that Tax Liability would not have arisen but for a cessation of, or any change in the nature or conduct of, any trade carried on by a Group Company, being a cessation or change occurring on or after Completion or a gradual change which began before Completion.

4.   EXCLUSIONS

(A) Save in relation to a Tax Liability arising from the fraud or wilful misconduct of the Covenantor or a Group Company prior to Completion, the Covenantor shall not be liable under this deed in respect of any Tax Liability unless the Tax Liability in question shall have arisen within seven years from Completion and the Purchaser shall by notice in writing to the Covenantor have given such details of the Claim, the matter giving rise to that Tax Liability and the amount claimed in respect thereof as are available to it or to a Group Company.

(B) The provisions of sub-paragraph 3.1 of Schedule 4 to the Agreement shall, to the extent that they refer to this deed, apply to this deed as if set out herein.

5.   MITIGATION

The Purchaser shall, at the direction in writing of the Covenantor, procure that each Group Company take all such reasonable and lawful steps as the Covenantor may specifically require by notice in writing following Completion to:-

     (i) use in the manner hereinafter mentioned all such Reliefs other than Purchaser's Tax Reliefs arising as a consequence of or by reference to any Event occurring (or deemed to occur) on or before Completion or in respect of a period ended on or before Completion as are available to each Group Company to reduce or eliminate any Tax Liability in respect of which the Purchaser would have been able to make a claim against the Covenantor under this deed (such Reliefs including, without limitation, Reliefs made available to a company by means of a surrender from another company), the said use being to effect the reduction or elimination of any such Tax Liability to the extent specified by the Covenantor and permitted by law, and to provide to the Covenantor, at the Covenantor's expense, a certificate from the auditors (for the time being) of each relevant Group Company confirming that all such Reliefs have been so used;

     (ii) make all such claims and elections specified by the Covenantor in respect of any accounting period of the relevant Group Company ending on or before or deemed to end on or before Completion as have the effect of reducing or eliminating any such Tax Liability as is mentioned in paragraph (i), provided that no such claim or election shall require that Group Company to use any Purchaser's Tax Relief; and

    (iii) allow the Covenantor to reduce or eliminate any Tax Liability by surrendering or procuring the surrender by any company not being a Group Company of Group Relief to any Group Company to the extent permitted by law but without any payment being made in consideration for such surrender.

6.   PAYMENT FOR GROUP RELIEF

(A) Subject to the following provisions of this clause 6, the Purchaser shall procure that (to the extent permitted by law) Plessey shall, in respect of any accounting period ended on or before Completion, make, give or enter into such claims, elections, notices or consents (whether unconditional or conditional, whether or not forming part of any other return or tax document and whether provisional or final, and including amendments to or withdrawals of earlier claims, elections, notices or consents) as the Covenantor shall direct in writing in connection with the surrender of any Group Relief by any member of the Covenantor's Group (the "Relevant Member") to Plessey. Except where Group Relief is surrendered to Plessey by the Relevant Member in order to reduce or eliminate a Tax Liability in respect of which the Purchaser would otherwise have been able to make a claim against the Covenantor under this deed, payment shall be made in respect of any such surrender as provided in the following provisions of this clause 6.

(B)  If, in respect of any accounting period ended on or before Completion:-

     (i)  Plessey has paid Tax and a surrender effected pursuant to sub-clause
          (A) above has the effect of causing a repayment of some or all of that Tax; or

     (ii) provision for Tax is made in the Accounts and a surrender effected pursuant to sub-clause (A) has the effect of discharging all or part of the liability represented by that provision,

     the Purchaser shall procure that a payment for Group Relief shall be made in respect of any such surrender by Plessey to the Relevant Member to the extent, if any, provided for by sub-clause (C) and at the time provided for by sub-clause (D).

(C) The amount of any such payment as is referred to in sub-clause (B) shall be equal to:-

     (i) in a case where paragraph (B)(i) applies, the amount of Tax so repaid (together with any repayment supplement or interest relating thereto); and

     (ii) in a case where paragraph (B)(ii) applies, the amount of Tax saved as a result of the relevant surrender, up to a maximum of the amount in respect of which provision is made in the Accounts.

(D)  Any payment under sub-clause (B) shall be made:-

     (i) in a case where paragraph (B)(i) applies, on the date two Business Days after the date on which such repayment is received or would be received but for being offset by some other liability to Tax; and

     (ii) in a case where paragraph (B)(ii) applies, on the later of the date on which such Tax would have become due and payable and two Business Days after the date on which notice is given by the Covenantor to the Purchaser of such surrender.

(E) If a payment is made under sub-clause (B) and the surrender to which it relates is subsequently determined to have been excessive, invalid or to any extent ineffective, then the Covenantor shall procure that the payment so made (or so much of it as relates to such part of the surrender found to be excessive, invalid or ineffective) shall be refunded as soon as practicable thereafter, together with interest from the date of payment until the date of the refund at the rate of 2 per cent. above the base rate from time to time of National Westminster Bank plc.

7.   OVER-PROVISIONS, RELIEFS, ETC.

(A) If the auditors for the time being of the relevant Group Company shall certify (at the request and expense of the Covenantor) that any provision for Tax in the Accounts (excluding any provision for deferred Tax and, for the avoidance of doubt, not including any provision for anything other than
     Tax) has proved to be an over-provision, then the amount of such over-provision shall be dealt with in accordance with sub-clause (C).

(B) If the auditors for the time being of the relevant Group Company shall certify (at the request and expense of the Covenantor) that any Tax Liability which has resulted in a payment having been made by the Covenantor under this deed gives rise to a Relief for that Group Company which would not otherwise have arisen, then the amount of that Relief shall be dealt with in accordance with sub-clause (C); provided that if the Relief in question is a deduction from or offset against Income, Profits or Gains, the amount to be so dealt with shall be a sum equal to the amount of Tax that is saved through the use of that Relief.

(C) Where it is provided under sub-clause (A) or (B) that any amount (the "Relevant Amount") is to be dealt with in accordance with this sub-clause:-

     (i) the Relevant Amount shall first be set off against any payment then due from the Covenantor under this deed or in respect of the warranties relating to Tax which appear in Schedule 3 to the Agreement (the "Tax Warranties"); and

     (ii) to the extent there is an excess, a refund shall be made to the Covenantor of any previous payment or payments made by the Covenantor under this deed or in respect of the Tax Warranties (and not previously refunded under this clause) up to the amount of such excess; and

    (iii) to the extent that the excess referred to in paragraph (ii) of this sub-clause is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payments which become due from the Covenantor under this deed or in respect of the Tax Warranties.

(D) Where any such certification as is mentioned in sub-clause (A) or (B) has been made, the Covenantor, the Purchaser or the relevant Group Company may (at the expense of the person making the request) request the auditors for the time being of that Group Company to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether, in the light of those circumstances, the amount that was the subject of such certification should be amended.

(E) If the auditors certify under sub-clause (D) that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of sub-clause (C) as the Relevant Amount in respect of the certification in question in place of the amount originally certified, and such adjusting payment (if any) as may be required by virtue of the above-mentioned substitution shall be made as soon as practicable by the Covenantor or (as the case may be) to the Covenantor.

8.   RECOVERY FROM OTHER PERSONS

If, in the event of any payment becoming due from the Covenantor under clause 2 (Covenant), a Group Company either is immediately entitled at the due date for the making of that payment to recover from any person (including any Tax Authority) any sum in respect of the Tax Liability that has resulted in that payment becoming due from the Covenantor, or at some subsequent date becomes entitled to make such a recovery, then the Purchaser shall procure that the Group Company entitled to make that recovery shall promptly notify the Covenantor of its entitlement and shall, if so required in writing by the Covenantor and at the Covenantor's sole expense, take appropriate steps to enforce that recovery (keeping the Covenantor fully and promptly informed of the progress of any action taken); and if the Covenantor has made a payment under clause 2 (Covenant) in respect of the Tax Liability in question, the Purchaser shall account to the Covenantor for whichever is the lesser of:-

     (i) any sum so recovered by the relevant Group Company in respect of that Tax Liability (including any interest or repayment supplement paid by the Tax Authority or other person on or in respect thereof less any Tax chargeable on that Group Company in respect of that interest); and

     (ii) the amount paid by the Covenantor under clause 2 (Covenant) in respect of that Tax Liability.

9.   CLAIMS PROCEDURE

(A) Upon the Purchaser or a Group Company becoming aware of a Claim relevant for the purposes of clause 2 of this deed, the Purchaser shall as soon as reasonably practicable give written notice of that Claim to the Covenantor or, as the case may be, shall procure that the relevant Group Company give written notice of that Claim to the Covenantor as soon as reasonably practicable, and the Purchaser shall further procure that the relevant Group Company (if the Covenantor shall indemnify the

     Purchaser and/or the Group Company in question to their reasonable satisfaction against all losses, costs, damages and expenses, including interest on overdue Tax, which may be incurred thereby) take such action and give such information and assistance in connection with the affairs of the relevant Group Company as the Covenantor may reasonably and promptly by written notice request to avoid, resist, appeal or compromise the Claim and in particular, to the extent that a Claim relates to a Transfer Pricing Adjustment, that the relevant Group Company send to the Covenantor a draft of any letter or other document which it is proposed be sent or made available to a Tax Authority and that before the letter or other document is so sent or made available it is amended in accordance with any reasonable request of the Covenantor made by notice in writing to the Purchaser within 21 days of the date on which the said draft is sent to the Covenantor;

     PROVIDED THAT the Purchaser shall not be obliged to procure that a Group Company appeal against any Tax Assessment if, the Covenantor having been given written notice of the receipt of that Tax Assessment in accordance with the preceding provisions of this sub-clause, that Group Company has not within 21 days thereafter received specific instructions in writing from the Covenantor, in accordance with the preceding provisions of this sub-clause, to make that appeal and the Purchaser shall not be obliged to procure that a Group Company contest any Tax Assessment before any court or other appellate body (excluding the authority or body demanding the Tax in question) unless the Covenantor furnishes the Purchaser with the written opinion of tax counsel of not less than ten years' standing to the effect that an appeal against the Tax Assessment in question is on a balance of probabilities likely to be won or is (comparing the amount of Tax demanded with the cost of making the appeal) otherwise reasonable.

(B)  The actions which the Covenantor may reasonably request under sub-clause
     (A) shall include (without limitation) the relevant Group Company applying to postpone (so far as legally possible) the payment of any Tax and/or allowing the Covenantor to take on or take over at its own expense the conduct of all or any proceedings of whatsoever nature arising in connection with the Claim in question, and, if the Covenantor takes on or takes over the conduct of proceedings, the Purchaser shall provide and shall procure that the relevant Group Company provide such information and assistance as the Covenantor may reasonably require in connection with the preparation for and conduct of those proceedings.

10.  TAX RETURNS

(A) The Covenantor or its duly authorised agent shall prepare the Tax returns of each Group Company and any related documentation required by a Tax Authority for all accounting periods ended on or prior to the Accounts Date, to the extent that the same shall not have been prepared before Completion, and the Covenantor shall ensure that a copy of the Tax returns and any such other documentation is received by the Purchaser not less than ten Business Days before the date by which the Tax returns or documentation are to be received by the relevant Tax Authority.

(B) The Purchaser shall procure that the Group Companies shall cause the returns mentioned in sub-clause (A) to be authorised, signed and submitted to the appropriate authority without amendment or with such amendments as the Covenantor shall agree and shall give the Covenantor or its agent all such assistance as may be required to agree those returns with the appropriate authorities;

     PROVIDED THAT the Purchaser shall not be obliged to procure that a Group Company take any such action as is mentioned in this sub-clause in relation to any Tax return that is not true and accurate in all material respects.

(C) The Covenantor or its duly authorised agent shall prepare all documentation and deal with all matters (including correspondence) relating to the Tax returns of each Group Company for all accounting periods ended on or prior to the Accounts Date and the Purchaser shall procure that each Group Company shall afford such access to its books, accounts and records as is necessary and reasonable to enable the Covenantor or its duly authorised agent to prepare those returns and conduct matters relating thereto in accordance with the Covenantor's rights under this clause.

(D) The Purchaser shall procure that the Covenantor is sent a draft of the Tax returns of each Group Company for the accounting period beginning before and ending on or after Completion at least one month before its intended submission to a Tax Authority and that its final form contains such alterations as the Covenantor may require in respect of any matter which might give rise to a Transfer Pricing Adjustment and also, in the case of Plessey, in respect of any matter which to a material extent affects or might affect the amount of Group Relief available for surrender under clause 13 (Surrender of Group Relief).

(E) Nothing done by any Group Company pursuant to this clause shall in any respect restrict or reduce any rights the Purchaser may have to make a claim against the Covenantor under this deed in respect of any such Tax Liability as is mentioned in clause 2 (Covenant).

11.  DUE DATE OF PAYMENT

(A) Where the Covenantor becomes liable to make any payment under clause 2 (Covenant) in respect of a charge to stamp duty, the due date for the making of that payment shall be the date which is three days after the Covenantor has been sent a copy of the document, duly stamped, which has given rise to that liability and in addition to any amount so payable the Covenantor shall add to that amount six days' interest, calculated on a daily basis at the base rate from time to time of Midland Bank plc.

(B) In any other case where the Covenantor becomes liable to make any payment under clause 2 (Covenant), the due date for the making of that payment shall be the date falling seven days after the date when the Covenantor has been served notice by the Purchaser that the Covenantor has a liability for a determinable amount under clause 2 (Covenant) or, if later:-

     (i) in the case of an 'A' Tax Liability, the date three days before the last date on which the relevant Group Company would have had to pay the Tax that has given rise to the Covenantor's liability under this deed in order to avoid incurring a liability to interest or a charge or penalty in respect of that Tax Liability;

     (ii) in the case of a 'B' Tax Liability, the date on which the relevant repayment would have been made;

    (iii) in the case of a 'C' Tax Liability, the date on which the amount of Tax in question would have been payable but for the relevant utilisation of a Purchaser's Tax Relief;

     (iv) in the case of a 'D' Tax Liability, the date three days before the date on which the Tax in question becomes payable as a result of the loss of the relevant Purchaser's Tax Relief;

     (v) in the case of an 'E' Tax Liability, the date three days before the date on which the relevant repayment is to be made,

     provided that, in the case of a 'B' Tax Liability, a 'C' Tax Liability, a 'D' Tax Liability or an 'E' Tax Liability, the Purchaser must when serving notice also notify the Covenantor that the auditors for the time being of the relevant Group Company have certified that the Covenantor has that liability for a determinable amount.

(C) If any payment required to be made by the Covenantor under this deed is not made by the due date for the making thereof, then, except to the extent that the Covenantor's liability under clause 2 (Covenant) compensates the Purchaser for the late payment by virtue of its extending to interest and penalties, that payment shall carry interest from that due date until the date when the payment is actually made at the rate of 2 per cent. above the base rate from time to time of Midland Bank plc, calculated on a daily basis.

12.  DEDUCTIONS FROM PAYMENTS, ETC.

(A) All sums payable by the Covenantor to the Purchaser under this deed (including for the avoidance of doubt all related or consequential costs and expenses) shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

(B) If any deductions or withholdings are required by law to be made from any of the sums payable as mentioned in sub-clause (A), the Covenantor shall be obliged to pay to the Purchaser such sum as will, after the deduction or withholding has been made, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

(C) If any sum payable by the Covenantor to the Purchaser under this deed (other than interest under clause 11 (Due Date of Payment)) shall be subject to a Tax Liability in the hands of the Purchaser, the Covenantor shall be under the same obligation to make an increased payment in relation to that Tax Liability as if the liability were a deduction or withholding required by law.

13.  SURRENDER OF GROUP RELIEF

(A) The Purchaser shall procure that Plessey shall surrender to the Covenantor or to such subsidiary or subsidiaries of the Covenantor as the Covenantor may specify all such Group Relief as the Covenantor may at its sole discretion direct in writing in respect of any accounting period of Plessey ended on or before Completion.

(B) The Purchaser hereby undertakes that it shall, and shall procure that Plessey will, use all reasonable endeavours to procure that full effect is given to the surrenders to be made under sub-clause (A) and that such surrenders are allowed in full by the Inland Revenue and (without prejudice to the generality of the foregoing) the Purchaser shall procure that Plessey shall sign and submit to the Inland Revenue all such notices of consent to surrender (including provisional or protective notices of consent in cases where any relevant Tax computation has not yet been agreed) and all such other documents and returns as may be necessary to secure that full effect is given to this clause.

(C) In consideration of each of the surrenders to be made under sub-clause (A), the Covenantor shall pay to Plessey in respect of the surrender in question or, as the case may be, shall procure that the relevant subsidiary or subsidiaries of the Covenantor shall pay to Plessey a sum equal to the amount of corporation tax from which the company that is the claimant company in respect of such surrender has been relieved by virtue of that surrender being validly and effectively made; PROVIDED THAT the provisions of this sub-clause shall not have effect if and to the extent that payment in respect of any such surrender has been made on the basis specified in the foregoing provisions of this sub-clause on or before the date of this deed.

(D) Any sum payable under sub-clause (C) shall be paid on the date on which any corporation tax chargeable on the taxable profits of the company that is the claimant company in respect of the surrender in question for the accounting period of its to which that surrender relates becomes due and payable (or would have become due and payable had the claimant company incurred any liability to corporation tax in respect of that accounting period).

(E) If any sum is paid in accordance with sub-clause (C), the Purchaser shall within three Business Days pay to the Covenantor an equivalent amount by way of addition to the consideration payable under the Agreement.

14.  COUNTER COVENANT

(A) The Purchaser hereby covenants with the Covenantor to pay to the Covenantor an amount equal to any of the following:-

     (i) any liability or increased liability to Tax of the Covenantor or any of its subsidiaries which arises as a result of or by reference to any reduction or disallowance of Group Relief that would otherwise have been available to the Covenantor or its relevant subsidiary or subsidiaries where and to the extent that such reduction or disallowance occurs as a result of or by reference to:-

          (a) any total or partial withdrawal effected by a Group Company after Completion, of its own accord or at the Purchaser's behest, of any surrender of Group Relief that was submitted by that Group Company to the Inland Revenue on or before Completion in respect of any accounting period ended on or before Completion; or

          (b) any total or partial disclaimer made by a Group Company after Completion, of its own accord or at the Purchaser's behest, of any capital allowances available to that Group Company in respect of any accounting period ended on or before Completion save where any such withdrawal or disclaimer is made at the express written request of the Covenantor;

     (ii) any liability or increased liability to Tax of the Covenantor or any of its subsidiaries:-

          (a) which is caused by the failure of a Group Company to discharge a liability to Tax (a "Group Company Liability") which arises in respect of an accounting period beginning before Completion; or

          (b) which is otherwise properly attributable to a Group Company (also a "Group Company Liability")

          other than (in either case) a Group Company Liability in respect of which the Purchaser could make a claim under clause 2 (Covenant); and

    (iii) any reasonable out-of-pocket legal and accounting costs and expenses reasonably and properly incurred by the Covenantor or any of its subsidiaries in connection with any such liability or increased liability to Tax (or Claim therefor) or in taking any action under this clause.

(B) (i) Upon the Covenantor becoming aware of a Claim relevant for the purposes of sub-clause (A), the Covenantor shall forthwith give written notice of that Claim to the Purchaser, and the Covenantor shall or, as the case may be, shall procure that the relevant subsidiary will (if the Purchaser shall indemnify the

          Covenantor and/or the relevant subsidiary to the Covenantor's reasonable satisfaction against all losses, costs, damages and expenses, including interest on overdue Tax, which may be incurred thereby) take such action and give such information and assistance in connection with the affairs of the Covenantor and/or the relevant subsidiary as the Purchaser may reasonably and promptly by written notice request to avoid, resist, appeal or compromise the Claim; PROVIDED THAT the Covenantor shall not be obliged to appeal against any Tax Assessment or to procure that any subsidiary appeals against any Tax Assessment if, the Purchaser having been given written notice of the receipt of that Tax Assessment in accordance with the preceding provisions of this sub-clause, the Covenantor or the relevant subsidiary has not within 21 days thereafter received instructions in writing from the Purchaser, in accordance with the preceding provisions of this sub-clause, to make that appeal.

     (ii) The actions which the Purchaser may reasonably request under paragraph
          (i) of this sub-clause shall include (without limitation) the Covenantor and/or the relevant subsidiary applying to postpone (so far as legally possible) the payment of any Tax and/or allowing the Purchaser to take on or take over at its own expense the conduct of all or any proceedings of whatsoever nature arising in connection with the Claim in question, and, if the Purchaser takes on or takes over the conduct of proceedings, the Covenantor shall provide and/or shall procure that the relevant subsidiary shall provide such information and assistance as the Purchaser may reasonably require in connection with the preparation for and conduct of those proceedings.

(C) (i) Where the Purchaser becomes liable to make any payment under sub-clause (A), the due date for the making of that payment shall be the date that is the last date on which the Covenantor or, as the case may be, the relevant subsidiary, would have had to have paid to the appropriate Tax Authority the Tax that has given rise to the Purchaser's liability under sub-clause (A) in order to avoid incurring a liability to interest or a charge or penalty in respect of that amount of Tax.

     (ii) If any payment required to be made by the Purchaser under sub-clause
          (A) is not made by the due date for the making thereof, then, except to the extent that the Purchaser's liability under sub-clause (A) compensates the Covenantor for the late payment by virtue of its extending to interest and penalties, that payment shall carry interest from that due date until the date when the payment is actually made at the rate of 2 per cent. above the base rate from time to time of National Westminster Bank plc.

(D) (i) All sums payable by the Purchaser to the Covenantor under this clause shall be paid free and clear of all deductions or withholdings whatsoever, save only as may be required by law.

     (ii) If any deductions or withholdings are required by law to be made from any of the sums payable as mentioned in paragraph (i) of this sub-clause, the Purchaser shall be obliged to pay to the Covenantor such sum as will, after the deduction or withholding has been made, leave the Covenantor with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

    (iii) If any sum payable by the Purchaser to the Covenantor under this clause (other than interest under sub-clause (C)) shall be subject to a liability to Tax in the hands of the Covenantor, the Purchaser shall be under the same obligation to make an increased payment in relation to that liability to Tax as if the liability were a deduction or withholding required by law.

15.  DEEMED END OF ACCOUNTING PERIOD

For the purposes of any part of this deed other than clause 10 (Tax Returns), the accounting period of each Group Company which began on 1st April, 1997 shall be deemed to have ended at Completion.

16.  VAT

The Covenantor shall procure that an application is made to H.M. Customs & Excise pursuant to section 43(5) VATA for the exclusion of each Group Company from the VAT Group (if any) of which that Group Company is currently a member and for that exclusion to take effect at the earliest date on or after Completion as is permitted by law (the "Severance Date").

17.  REMEDIES AND WAIVERS

(A) No delay or omission on the part of any party to this deed in exercising any right, power or remedy provided by law or under this deed or any other documents referred to in it shall:-

     (i)  impair such right, power or remedy; or

     (ii) operate as a waiver thereof.

(B) The single or partial exercise of any right, power or remedy provided by law or under this deed shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(C) The rights, powers and remedies provided in this deed are cumulative and not exclusive of any rights, powers and remedies provided by law.

18.  ASSIGNMENT

(A) This deed and the benefits and obligations under it and any part of it shall not be assignable except that the Purchaser may, upon giving written notice to the Covenantor, assign the benefit (but not the burden) of this deed to a member of the Purchaser's Group provided that

     (i)  any such assignee remains a member of the Purchaser's Group; and

     (ii) before such assignee ceases to be a member of the Purchaser's Group, the Purchaser will procure that the benefit of this deed is assigned to the Purchaser or (upon giving further written notice to the Covenantor) to another company within the Purchaser's Group (any such further assignment to be subject to the same conditions as above); and

    (iii) if the liability of the Covenantor shall be increased by reason of such assignment, the assignee shall be entitled to claim against the Covenantor only such amount as would equal the liability of the Covenantor had no assignment taken place.

(B) This deed and the benefits and obligations under it and any part of it shall not be assignable by the Covenantor except that the Covenantor may, upon giving written notice to the Purchaser, assign the benefit (but not the burden) of this deed to a member of the Covenantor's Group provided that

     (i)  any such assignee remains a member of the Covenantor's Group; and

     (ii) before such assignee ceases to be a member of the Covenantor's Group, the Covenantor will procure that the benefit of this deed is assigned to the Covenantor or (upon giving further written notice to the Purchaser) to another company within the Covenantor's Group (any such further assignment to be subject to the same conditions as above); and

    (iii) if the liability of the Purchaser shall be increased by reason of such assignment the assignee shall be entitled to claim against the Covenantor only such amount as would equal the liability of the Covenantor had no assignment taken place.

(C) Clause 2 (Covenant) shall cease to have effect for all purposes in relation to any Group Company upon that Group Company ceasing to be owned by a member of the Purchaser's Group.

(D) For the purposes of this clause "Purchaser's Group" means the Purchaser and all its subsidiaries or subsidiary undertakings from time to time.

19.  FURTHER ASSURANCE

Each of the parties shall from time to time, on being required to do so by any other party to this deed now or at any time in the future, execute or procure the execution of all such documents in a form satisfactory to the party concerned and except as provided elsewhere in, and subject to the terms of the Agreement, each of the parties shall at its own expense do or, so far as it is able, procure to be done, all such acts as the parties may, in each such case, reasonably consider necessary for giving full effect to this deed and securing to them the full benefit of the rights, powers and remedies conferred upon them in this deed.

20.  NOTICES

(A) Any notice or other communication given or made under or in connection with the matters contemplated by this deed shall, unless expressly stated otherwise, be in writing, other than writing on the screen of a visual display unit or other similar device which shall not be treated as writing for the purposes of this clause.

(B) Any such notice or other communication shall be addressed as provided in sub-clause (C) and sent by personal delivery or by first class post PROVIDED THAT if, in accordance with the above provisions, any such notice or other communication is given or made outside Working Hours, such notice or other communication shall be deemed to be given or made at the start of Working Hours on the next Business Day.

(C) The relevant addressee and address of each party for the purposes of this deed, subject to sub-clause (D), are:-

     Name of party           Addressee                  Address
     -------------           ---------                  -------

     The Covenantor          Company Secretary          1 Stanhope Gate,
                                                        London W1A 1EH

                                                        but from 1st March 1998,
                                                        1 Bruton Street,
                                                        London W1X 7AJ

     The Purchaser           Company Secretary          350 Legget Drive,
                                                        Kanata, Ontario,
                                                        Canada K2K 1X3

(D) A party may notify the other party to this deed of a change to its name, relevant addressee or address for the purposes of sub-clause (C) PROVIDED THAT such notification shall only be effective on:-

     (i) the date specified in the notification as the date on which the change is to take place; or

     (ii) if no date is specified or the date specified is less than five clear Business Days after the date on which notice is given, the date falling five clear Business Days after notice of any such change has been given.

21.  COUNTERPARTS

(A) This deed may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

(B) Each counterpart shall constitute an original of this deed, but all the counterparts shall together constitute but one and the same instrument.

22.  TIME OF ESSENCE

Save as otherwise expressly provided, time is of the essence of each provision of this deed.

23.  INVALIDITY

If at any time any provision of this deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:-

(A) the legality, validity or enforceability in that jurisdiction of any other provision of this deed; or

(B) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this deed.

24.  GOVERNING LAW

This deed shall be governed by and construed in accordance with English law.

25.  JURISDICTION

Each party to this deed irrevocably agrees that any Proceedings against it may be brought in the courts of England. Nothing contained in this clause shall limit either party's rights to take Proceedings against the other in any other court of competent jurisdiction, nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not, to the extent permitted by the law of such other jurisdiction.

IN WITNESS WHEREOF this document has been executed and delivered as a deed the day and year first before written.

Signed as a deed by              )
THE GENERAL ELECTRIC             )        /s/ JOHN MAYO
COMPANY, p.l.c. acting by        )        ......................................
                                 )        Director
                                 )
and                              )        /s/ N. PORTER
                                          ......................................
                                          Director/Secretary


Signed as a deed by              )
MITEL TELECOM LIMITED            )        /s/ P. BUTCHER
acting by                        )        ......................................
                                 )        Director
                                 )
and                              )        /s/ A. JONES
                                          ......................................
                                          Director/Secretary